Exhibit 5.1

Burstall Winger llp Barristers & Solicitors Suite 3100 Home Oil Tower 324 - 8th Avenue S.W. Calgary, Alberta T2P 2Z2

Telephone (403) 264-1915
Fax (403) 266-6016 (403) 265-8565 (403) 233-2131

June 30, 2006

Valcent Products Inc.
420, 475 Howe Street
Vancouver, B. C., V6C 2B3

Ladies and Gentlemen:

RE:	Valcent Products Inc.’s Registration Statement on Form F-1 Filed with the United States Securities and Exchange Commission on April 27, 2006 - File No. 333-133613________________-

We have acted as Canadian counsel to Valcent Products Inc., an Alberta, Canada, corporation (the “Company”), in connection with the proposed resale of up to 10,681,699 shares of the Company’s common stock (the “Shares”), by certain persons who are either shareholders, affiliates of the Company, holders of the promissory notes convertible into Shares, holders of warrants to purchase Shares or any combination thereof, pursuant to the Company’s Registration Statement on Form F-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form F-1 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares, including originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents. Based on such review, we are of the opinion that the Shares have been duly authorized, that those currently outstanding, and those if, as and when issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) are and will be legally issued, fully paid and non-assessable pursuant to the laws of Alberta, Canada.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as any other matters relating to the Company or the Shares.

Respectfully submitted,

BURSTALL WINGER LLP

signed “Burstall Winger LLP”